United States
Securities and Exchange Commission
Washington, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) June 7, 2010
GENERAL NUTRITION CENTERS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-144396	72-1575168

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Sixth Avenue, Pittsburgh, Pennsylvania	15222

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (412) 288-4600
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Certain Officers
     On June 8, 2010, General Nutrition Centers, Inc. (“Centers”) announced that David P. Berg has been named Chief Operating Officer of Centers and its indirect parent, GNC Acquisition Holdings Inc. (“Holdings” and together with Centers, “GNC”), effective as of June 13, 2010. Mr. Berg, age 49, has served as Executive Vice President, Global Business Development and Chief Operating Officer, International of GNC since August 2009. Mr. Berg will continue to serve as Executive Vice President.
     Prior to joining GNC, Mr. Berg was the Executive Vice President and Chief Operating Officer for Best Buy international from 2008 to 2009, after earlier serving as a Vice President and Senior Vice President for Best Buy from 2002 to 2008. From 2001 to 2002, he was the President and Chief Operating Officer, International Division for the United Kingdom-based office equipment and solutions company Danka Business Systems.
     Mr. Berg is a party to an employment agreement with Centers, dated June 1, 2009, which remains in effect. In connection with Mr. Berg’s promotion to Executive Vice President and Chief Operating Officer of GNC, the Centers and Holdings Compensation Committees: (i) increased Mr. Berg’s annual base salary from $400,000 to $450,000 and (ii) granted Mr. Berg an option to purchase 125,000 shares of common stock, par value $0.001 per share, of Holdings pursuant to the terms of Holdings’ 2007 Stock Incentive Plan.
     On June 8, 2010, GNC issued a press release regarding the foregoing matters. The press release is filed as an exhibit to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
(d) Election of Directors
     On June 7, 2010, Brian Klos was elected to the Board of Directors and the Audit Committee of GNC Acquisition Holdings Inc. and the Board of Directors and the Audit Committee of General Nutrition Centers, Inc. to fill the vacancies created by the resignation of Jeffrey B. Schwartz.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit Number	Description

99.1	Press Release, dated June 8, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 8, 2010

GENERAL NUTRITION CENTERS, INC.
By:	/s/ Gerald J. Stubenhofer, Jr.
Gerald J. Stubenhofer, Jr.
Senior Vice President and Chief Legal Officer